Form 10KSB, Exhibit 13
period 2002-12-31
SYNERGY FINANCIAL GROUP INC
filed 2003-03-26
CIK 1174258

SYNERGY FINANCIAL GROUP, INC.

2002  A N N U A L   R E P O R T

Banking o  Investments o  Insurance

24-Hour Banking
Open 7 Days
Hassle-Free Checking
Online Banking
Visa Check Cards
Online Bill Payment
Savings Accounts
Certificate Accounts
Retirement Accounts
Home Equity Loans
Home Mortgages
Car & Truck Loans
Small Business Banking
Phone Banking
Personal Loans
Investment Property Mortgages
Commercial Mortgages
Home Equity Credit Lines
Credit Card Services
Senior Checking
Save-a-Saurus Kids Club
Car & Truck Leases
Money Market Accounts
Save Deposit Boxes
Club Accounts
Travelers Checks
Direct Deposit
Savings Bonds
Wire Transfers
Money Orders
Business Credit Cards

                               [GRAPHIC OMITTED]

A N N U A L   R E P O R T

Table of Contents
--------------------------------------------------------------------------------

Letter to Shareholders ...................................................................  3

Management's Discussion and Analysis of Financial Condition and Results of Operations ....  4

Appointment of Auditors ..................................................................  9

Stock Price Information...................................................................  9

Report of Independent Certified Public Accountants ....................................... 10

Consolidated Financial Statements:

  Balance Sheets ......................................................................... 11

  Statements of Income ................................................................... 12

  Statement of Changes in Stockholders' Equity............................................ 13

  Statements of Cash Flows ............................................................... 14

Notes to Consolidated Financial Statements................................................ 15

Board of Directors, Officers and Branch Locations ........................................ 29

Dear Shareholder:

2002 was an extraordinary year of unprecedented growth and expansion for Synergy Financial Group, Inc. Our strategy of providing premier service and convenience, as well as excellent products to our retail and business customers continued to yield outstanding financial results. On December 31, 2002, the organization had total assets of $431.3 million, compared to $297.0 million one year earlier, an increase of 45.3%. Total loans increased more than $95 million, from $226.1 million on December 31, 2001 to $321.4 million at the close of 2002, an increase of 42.2% that was driven by record loan originations of $186.5 million. Total bank deposits increased 45.1%, to $362.7 million on December 31, 2002, with new banking offices contributing $43.9 million of this growth and "same store" deposits increasing 27.5%, or $68.8 million.

The organization significantly expanded its branch network during 2002, opening six new branch locations in the Central New Jersey market area. We also closed our last out-of-state office, located in Memphis, Tennessee, and laid the groundwork for three additional facilities to be added to our branch network (two in 2003 and one in 2004). To complement our growing branch network, we expanded our full-service branch and telephone banking center hours to 7-day-a-week availability. We also rolled out significant delivery system enhancements via our Visa Check Card and our Internet-based transactional-banking and bill payment system - Memberlink Online. The former provides our personal checking account users access to the funds in their accounts to purchase goods and services at merchants displaying the familiar Visa logo; the latter provides members account access and bill payment processing capability from any location that provides them with access to the World Wide Web.

We took another significant step in 2002, with the offering of shares of common stock in Synergy Financial Group, Inc. This public offering raised approximately $14 million in capital to support our continued growth. In addition to supporting the expansion of our branch network, these funds are being utilized for general business purposes such as originating loans and purchasing securities. We also intend to actively consider the acquisition of local financial institutions as a means of expanding our banking operation.

With that in mind, on October 11, 2002 Synergy announced the signing of a Definitive Agreement to acquire First Bank of Central Jersey ("First Bank") for $2.1 million in cash. First Bank was a $54.3 million New Jersey-based financial institution with its main office located in North Brunswick and a branch office in Monroe. This transaction closed on January 10, 2003, adding $52.1 million of deposits and $22.9 million in loans to our balance sheet. It also expanded Synergy's branch office presence in Middlesex County, New Jersey.

The year didn't pass without a fair share of challenges. Coincident with one of the worst years in decades on Wall Street, with the Dow Jones Industrial average experiencing its sharpest decline in 25 years, Synergy Financial Services, Inc. suffered its second consecutive year of negative earnings, reporting an operating loss of $33,743 for the year ended December 31, 2002. This followed an operating loss of $30,463 in 2001. While disappointing, these results remain in line with our business plan projections, and in no way alter our commitment to this operating subsidiary and its vision.

Another notable challenge posed in 2002 originated at the state level - a dramatic change in the tax rate applicable to the state's savings banks. To help offset the burden wrought by this action, the company organized and incorporated Synergy Capital Investments, Inc., a Synergy Bank subsidiary. This New Jersey corporation, organized under the New Jersey Business Corporation Act, has the power to invest in stocks, bonds, notes and all types of equity, mortgages, debentures and other investment securities and to engage in the offering of all types of investment-related services. Corporations organized under the New Jersey Business Corporation Act are subject to a state income tax rate of 3.6% (versus the 9% rate for New Jersey savings banks). Following the incorporation of Synergy Capital Investments, Inc., Synergy Bank moved its investment portfolio to this company in order to minimize the impact of the new state tax structure.

Indeed,  the  year  was not  only  exciting  and  challenging,  but  financially rewarding, as well. The price of our stock, which is traded on the over-the-counter market under the symbol "SYNF," rose dramatically following our initial public offering, reflecting what we believe to be a strong endorsement of our Company's goals and objectives by the investing community. During 2003, we will continue to pursue these goals and objectives, focusing effort and energy on tremendous opportunities to bring banking, investment and insurance services to our expanding New Jersey markets.

The service provided by our experienced and motivated staff and the convenience provided by our 7-day-a-week availability via multiple delivery channels set the stage for what we anticipate to be a value-filled, viable model to enhance your Synergy investment.

I take this opportunity to express my appreciation to our Board of Directors and staff for their hard work, dedication and vision, to our shareholders for their belief in our vision, and to all of you who use our many products and services. Each of you has a vital role in our success, both now and in the future.

Sincerely,

/s/John S. Fiore

John S. Fiore
President and Chief Executive Officer

Management's Discussion and Analysis of
Financial Condition and Results of Operations
--------------------------------------------------------------------------------

General

Management's discussion and analysis of financial condition and results of operations is intended to provide assistance in understanding our consolidated financial condition and results of operations. The information in this section should be read with the consolidated financial statements and the notes thereto included in this Annual Report.

Our results of operations are primarily dependent on our net interest income. Net interest income is a function of the balances of loans and investments outstanding in any one period, the yields earned on those loans and investments, and the interest paid on deposits and borrowed funds that were outstanding in that same period. To a lesser extent, the relative levels of our non-interest income and operating expenses also affect our results of operations. Our non-interest income consists primarily of fees and service charges, and gains on the sale of loans and investments. The operating expenses consist primarily of employee compensation and benefits, occupancy and equipment expenses, data processing costs, marketing costs, professional fees, office supplies, and telephone and postage costs. Our results of operations are also significantly impacted by the amount of provisions for loan losses which, in turn, are dependent upon, among other things, the size and makeup of the loan portfolio, loan quality and loan trends.

The Management's Discussion and Analysis section of this Annual Report contains certain forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements project our future operations, which involve risks and uncertainties. Our actual results may differ significantly from the results discussed in these forward-looking statements. Our results of operations are affected by general economic, regulatory and competitive conditions, including changes in prevailing interest rates and the policies of regulatory agencies and state and federal tax authorities.

Business

Synergy Financial Group, Inc. (hereafter referred to as the "Company") is a federally-chartered corporation incorporated in 2001 that was organized for the purpose of acquiring all of the capital stock of Synergy Bank (hereafter referred to as the "Bank") issued upon its reorganization from the mutual to the stock form of ownership in 2001. Synergy Financial Group, Inc. also holds all of the stock of Synergy Financial Services, Inc. (hereafter referred as to "SFSI"), a New Jersey corporation. On September 17, 2002, the Company completed a minority stock offering and issuance of 43.5% of its outstanding common stock to eligible depositors of the Bank. A total of 1,454,750 shares were sold, at $10.00 per share, to eligible depositors of Synergy Bank and to an Employee Stock Ownership Plan ("ESOP") established by the Company in a subscription offering. The majority of shares, 56.5%, continue to be owned by Synergy, MHC, the Company's mutual holding company parent, which owned 100% of the outstanding stock of the Company prior to the minority offering. The Company's stock commenced trading on the OTC Electronic Bulletin Board under the symbol "SYNF" on September 18, 2002.

The Company is a savings and loan holding company, which, under existing law, is generally not restricted as to the types of business activities in which it may engage, provided that the Bank continues to be a qualified thrift lender. The Company's primary business is providing financial services through its two wholly-owned operating subsidiaries, the Bank and SFSI.

Under regulations of the Office of Thrift Supervision ("OTS") the Bank is a qualified thrift lender if its ratio of qualified thrift investments to portfolio assets ("QTL Ratio") is 65% or more, on a monthly average basis in nine of every twelve months. At December 31, 2002, the Bank's QTL Ratio was 99.4%, and the Bank has maintained more than 65% of its portfolio assets in qualified thrift investments in at least nine of the preceding twelve months.

The Company neither owns nor leases any property, but instead uses the premises and equipment of the Bank. At the present time, the Company does not employ any persons other than certain officers of the Bank, who do not receive additional compensation as officers of the Company. The Company utilizes the support staff of the Bank from time to time, as needed. Additional employees may be hired as deemed appropriate by the Company management.

The Bank's principal business has been, and continues to be, gathering deposits from customers within its market area, and investing those deposits primarily in residential one-to-four family mortgages, multi-family and non-residential loans, consumer credits, mortgage-backed securities, and obligations of the U.S. Government and Government Sponsored Entities ("GSE"). The Bank's revenues are derived principally from interest on its loan and securities portfolios. The Bank's primary sources of funds are: deposits; loan amortization, prepayments and maturities; amortization, prepayments and maturities of mortgage-backed and investment securities; borrowings; and, to a lesser extent, the sale of fixed-rate mortgage loans to the secondary market. The Bank is a member of the Federal Home Loan Bank of New York ("FHLBNY").

Business Strategy

The Bank's business strategy has been to operate as a well-capitalized independent financial institution dedicated to providing convenient access and quality service at competitive prices. Generally, the Bank has sought to implement this strategy by maintaining a substantial part of its assets in loans secured by one-to-four family residential real estate located in its market area, as well as in home equity and consumer loans. During recent years, the
Bank has significantly increased its origination of multi-family and non-residential mortgages. To the extent that new deposits have exceeded loan originations, the Bank has invested these funds primarily in mortgage-backed securities.

The Bank intends to continue to emphasize a variety of deposit and loan products, with the latter consisting primarily of residential one-to-four family, home equity, multi-family/non-residential, and consumer loans. We will continue to evaluate our business beyond traditional retail banking to include other financial services such as insurance products, as well as trust and asset management services, either through internal development of such lines of business, third party affiliations or through acquisitions. We do not, however, have any current understandings, agreements or arrangements for the expansion of our business, other than opening new branch office locations.

As of December 31, 2002, the Bank operated 16 offices in Middlesex, Monmouth, Morris, and Union Counties, New Jersey.

Management of Interest Rate Risk and Market Risk

The Company's earnings are affected by the Bank's net interest income, which is the difference between interest income earned on loans and investments (interest-earning assets) and interest paid on deposits and on borrowed funds (interest-bearing liabilities). Net interest income is affected by (a) the difference between rates of interest earned on our interest-earning assets and rates paid on our interest-bearing liabilities (interest rate spread) and (b) the relative amounts of our interest-earning assets and interest-bearing liabilities.

Because the majority of our interest-earning assets and interest-bearing liabilities are sensitive to changes in interest rates, a significant form of market risk for the Bank is interest rate risk, or changes in interest rates. We are vulnerable to an increase in interest rates to the extent that interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. Our assets include a mixture of intermediate to long-term fixed and adjustable-rate mortgages and investment securities, while our primary sources of funds are deposits and borrowings with shorter maturities. Although having interest-bearing liabilities that reprice more frequently than interest-earning assets is generally beneficial to net interest income during a period of declining interest rates, this type of asset/liability mismatch is generally detrimental during periods of rising interest rates.

To reduce the effect of interest rate changes on net interest income, the Bank has adopted various strategies to enable it to improve the matching of interest-earning asset maturities to interest-bearing liability maturities. The main elements of these strategies include seeking to:

o Originate loans with adjustable-rate features or fixed-rate loans with short maturities;

o    Invest  excess  funds  in  intermediate  and   adjustable-rate   investment
     securities that provide stable cash flow, thereby providing investable funds, and prevailing market yields in varying market cycles;

o Lengthen the maturities of both certificate of deposits and borrowings when it would be cost effective through aggressive pricing and promotion; and

o Increase core deposits (i.e., transaction and savings accounts), which tend to be less interest rate sensitive.

Management actively monitors its interest rate risk exposure. The Bank's objective is to maintain a consistent level of profitability within acceptable risk tolerance across a broad range of hypothetical interest rate environments. The Bank uses the Office of Thrift Supervision ("OTS") Net Portfolio Value (NPV) model to monitor its exposure to interest rate risk, which calculates changes in NPV in hypothetical plus or minus rate shock environments. As of December 31, 2002, the Bank was in full compliance with its Board established interest rate risk limits.

Rate/Volume Analysis. The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.


-----------------------------------------------------------------------------------------------------------------------------------
Year ended December 31,                                           2002 vs 2001                           2001 vs 2000
-----------------------------------------------------------------------------------------     -------------------------------------
                                                       Increase (Decrease) Due to              Increase (Decrease) Due to
                                                       Volume          Rate           Net      Volume         Rate            Net
-----------------------------------------------------------------------------------------     -------------------------------------
(Dollars in thousands)
Interest-earning assets:
  Securities (1) .................................... $ 1,025       $  (670)       $  355     $   (21)     $   (73)        $  (94)
  Loans receivable, net..............................   5,701        (1,500)        4,201       2,149         (407)         1,742
  Other interest-earning assets (2)..................    (115)         (154)         (269)        623         (320)           303
-----------------------------------------------------------------------------------------     -------------------------------------
Total interest-earning assets........................   6,611        (2,324)        4,287       2,751         (800)         1,951
-----------------------------------------------------------------------------------------     -------------------------------------
Interest-bearing liabilities:
  Deposits ..........................................  (2,444)        2,585           141      (1,354)        (282)        (1,636)
  FHLB advances and other borrowings ................    (557)          668           111         257           42            299
-----------------------------------------------------------------------------------------     -------------------------------------
Total interest-bearing liabilities ..................  (3,001)        3,253           252      (1,097)        (240)        (1,337)
-----------------------------------------------------------------------------------------     -------------------------------------
Net change in net interest income.................... $ 3,610       $   929        $4,539     $ 1,654      $(1,040)        $  614
-----------------------------------------------------------------------------------------     -------------------------------------

(1)  Includes investment securities and FHLB stock.
(2)  Includes certificates of deposit and other interest-bearing accounts.

Average Balance Sheet. The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expenses by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily average balances.

------------------------------------------------------------------------------------------------------------------------------------
Year ended December 31,                                     2002                        2001                       2000
------------------------------------------------------------------------------------------------------------------------------------
                                                                    Average                     Average                    Average
                                                 Average            Yield/    Average            Yield/   Average           Yield/
                                                 Balance  Interest   Cost     Balance  Interest   Cost    Balance  Interest  Cost
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Assets:
  Interest-earning assets:
  Securities, net ............................  $ 54,505  $  2,950     5.41% $ 52,393 $  2,595   4.95%  $ 43,997     2,689   6.11%
  Loans receivable (2) (3)....................   280,665    20,190     7.19%  204,494   15,989   7.82%   177,525    14,247   8.03%
  Other interest-earning assets (1) (4) ......    11,308       218     1.93%    5,768      487   8.44%     2,471       184   7.45%
                                                ------------------           -----------------          ------------------
  Total interest-earning assets ..............   346,478    23,358     6.74%  262,655   19,071   7.26%   223,993    17,120   7.64%
------------------------------------------------------------------------------------------------------------------------------------
  Non-interest earning assets ................    25,156                        9,390                      9,358
------------------------------------------------------------------------------------------------------------------------------------
Total assets .................................  $371,634                     $272,045                   $233,351
====================================================================================================================================
Liabilities and stockholders' equity:
  Interest-bearing liabilities:
  Statement & regular savings accounts .......  $ 62,310       765     1.23% $ 53,527      973   1.82%  $ 52,117     1,095   2.10%
  Money market accounts.......................    44,966       784     1.74%   36,325    1,038   2.86%    34,305     1,131   3.30%
  Certificates of deposit ....................   160,305     5,773     3.60%  101,594    5,452   5.37%    65,598     3,601   5.49%
                                                ------------------           -----------------          ------------------
    Total interest-bearing deposits ..........   267,581     7,322     2.74%  191,446    7,463   3.90%   152,020     5,827   3.83%
  Non-interest-bearing deposit liabilities ...    36,743         0     0.00%   28,561        0   0.00%    27,104         0   0.00%
  FHLB advances and other borrowings .........    40,532     1,722     4.25%   29,809    1,833   6.15%    33,943     2,132   6.28%
                                                ------------------           -----------------          ------------------
  Total interest-bearing liabilities
    plus non-interest-bearing deposits .......   344,856     9,044     2.62%  249,816    9,296   3.72%  $213,068     7,959   3.74%
------------------------------------------------------------------------------------------------------------------------------------
  Other non-interest-bearing liabilities .....     1,742                        1,308                      1,315
------------------------------------------------------------------------------------------------------------------------------------
    Total liabilities ........................   346,598                      251,124                    214,383
Stockholders' equity..........................    25,036                       20,921                     18,968
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity....  $371,634                     $272,045                   $233,351
====================================================================================================================================
Net interest income/interest rate spread (5)..             $14,314     4.12%           $ 9,775   3.54%             $ 9,161   3.90%
====================================================================================================================================
Net interest margin (6) ......................                         4.13%                     3.72%                       4.09%
Interest-earning assets/
  interest-bearing liabilities ...............                       100.47%                   105.14%                     105.13%
====================================================================================================================================

(1)  Includes securities and Federal Home Loan Bank ("FHLB") stock.
(2) Amount is net of deferred loan fees, loan discounts and premiums, and loans-in-process; it includes non-accruing loans.
(3) Interest income includes loan fees of approximately $399,000 in 2002, $117,000 in 2001 and $141,000 in 2000.
(4)  Amount   includes   interest   earned  on  balances   at  other   financial
     institutions.
(5) Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(6) Net interest margin represents net interest income divided by average interest-earning assets.

Liquidity and Capital Resources

The Company maintains liquid assets at levels management considers adequate to meet liquidity needs. The liquidity of the Bank reflects its ability to provide funds to meet loan requests, accommodate possible outflows in deposits, fund current and planned expenditures and take advantage of interest rate market opportunities in connection with asset and liability management objectives. Funding of loan requests, providing for liability outflows, and management of interest rate fluctuations require continuous analysis in order to match the maturities of earning assets with specific types of deposits and borrowings. The Bank's liquidity is normally considered in terms of the nature and mix of its sources and uses of funds.

Our primary sources of liquidity are deposits, borrowings, scheduled amortization and prepayment of loans and investment securities. In addition, we invest excess funds in overnight federal fund investments, which provide liquidity. Our cash and cash equivalents, defined as cash and deposits in other financial institutions with original maturities of three months or less, totaled approximately $7.9 million at December 31, 2002. To a lesser extent, the earnings and funds provided from our operating activities are a source of liquidity.

For the year ended December 31, 2002, purchases of securities totaled approximately $64.4 million, proceeds from the sale of investment securities totaled approximately $2 million, and principal repayments of investment securities totaled approximately $34.3 million.

Loan originations, net of principal repayments, totaled approximately $87.3 million for the year ended December 31, 2002, compared to $48.3 million net in 2001. During 2002, the Bank acquired approximately $13.7 million and sold $5.4 million in loans. The majority of the loans purchased were indirect auto loans from First Bank. The sale of mortgage loans is part of management's strategy to mitigate interest rate risk by selling longer-term fixed-rate mortgages and acquiring shorter-term loans. Management also offers loan participations to local financial institutions to mitigate credit risk exposure on larger credits, primarily secured by multi-family and non-residential properties. Approximately $4.9 million of the loan sales during 2002 consisted of longer-term fixed-rate residential mortgages. We may continue to sell or participate out loans in the future when doing so mitigates interest rate or credit risk.

For the year ended December 31, 2002, we experienced a net increase of deposits of approximately $104.3 million, of which $81.3 million consisted of certificates of deposit, as compared to a net increase of approximately $58.7 million in total deposits for the prior year. Based on prior experience, management believes that a significant portion of certificates of deposit will remain with the Bank upon maturity, although there can be no assurance that this will be the case. In addition, the cost of such deposits may be significantly higher upon renewal in a rising rate environment.

Liquidity  management  is  both a  daily  and  long-term  function  of  business management. While scheduled principal repayments on loans and investment securities are a relatively predictable source of funds, deposit flows and loan repayments are greatly influenced by general interest rates, economic conditions, and competition. If we require funds beyond our ability to generate them internally, we have the ability to obtain advances from the Federal Home Loan Bank of New York, which provides an additional source of funds. At December 31, 2002, our unused borrowing capacity limit with the Federal Home Loan Bank of New York was approximately $84.5 million. At December 31, 2002, we had $36.5 million of borrowings outstanding.

As previously discussed, the Company completed its minority stock offering on September 17, 2002 via issuance of 43.5% percent of its common stock to eligible Bank depositors. A total of 1,454,750 shares were sold, at $10.00 per share, to eligible depositors of the Bank in a subscription offering. An Employee Stock Ownership Plan ("ESOP") was also established at this time with a $1.2 million intercompany loan. The net capital infusion from this minority stock offering totaled approximately $14 million.

We are not aware of any trends, events or uncertainties that will have or are reasonably likely to have a material effect on our liquidity, capital or operations nor are we aware of any current recommendation by regulatory authorities, which, if implemented, would have a material effect on liquidity, capital or operations. The total amount of our commitments to extend credit for mortgage and consumer loans as of December 31, 2002, was approximately $31.4 million, excluding commitments on unused lines of credit, which totaled approximately $12.9 million.

The Bank is subject to federal regulations that impose minimum capital requirements. As of December 31, 2002, the Bank exceeded all of its regulatory capital requirements and was considered to be well-capitalized.

For additional information about cash flows from operating, financing, and investing activities, see the Statements of Cash Flows included in the consolidated financial statements.

Impact of Inflation and Changing Prices

The consolidated financial statements of the Company and notes thereto, presented elsewhere herein, have been prepared in accordance with Generally Accepted Accounting Principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations, primarily those at the Bank. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are financial. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Recent Accounting Pronouncements

Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for the way business enterprises report information about operating segments in annual financial statements. The Bank has one operating segment and, accordingly, has one reportable segment, "Community Banking." All of the Bank's activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Bank supports the others. For example, commercial lending is dependent upon the ability of the Bank to fund itself with retail deposits and other borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential mortgage lending. Accordingly, all significant operating decisions are based upon analysis of the Bank as one operating segment.

In October 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144, supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and certain provisions of Auditing Practices Board ("APB") Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 144 establishes standards for long-lived assets to be disposed of, and redefines the valuation and presentation of discontinued operations. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The adoption of SFAS No. 144 did not have a material effect on the Company's financial position, results of operations, or cash flows.

Changes in Financial Condition From December 31,
2001 to December 31, 2002

General. Total assets increased $134.3 million, or 45.2%, to $431.3 million at December 31, 2002 from $297.0 million at December 31, 2001, primarily as a result of increased lending activity and the purchase of investment securities.

Cash and Cash Equivalents. Cash increased $4.2 million from $3.7 million at December 31, 2001 to $7.9 million at December 31, 2002. This increase was due primarily to the initial public offering of equity and the positive impact of operations.

Securities Available-for-Sale and Held-to-Maturity. Securities available-for-sale increased $18.4 million from $43.9 million at December 31, 2001 to $62.3 million at December 31, 2002. This increase was due primarily to the purchase of mortgage-backed securities using funds from loan repayments and FHLB borrowings, as well as unrealized gains attributable to market conditions. Securities held-to-maturity increased from $7.2 million at December 31, 2001 to $17.4 million due to reinvestment of cash inflows from loans, and investment of borrowed funds.

Loans Receivable, Net. The Bank's net loans receivable increased $94.7 million, or 42.2%, to $319.4 million from $224.7 million at December 31, 2001, due primarily to increased lending activity, as well as the purchase of or participation in externally originated loans. These included approximately $13.7 million in indirect auto loans purchased from First Bank of Central Jersey and a $2.5 million commercial loan participation.

Deposits. The Bank's deposits increased $104.3 million, or 41.8%, to $354.1 million at December 31, 2002 from $249.8 million at December 31, 2001. Increases were due primarily to growth in certificates of deposit, savings and checking accounts. Management's deposit strategy is focused on growing core deposits.

Advances From FHLB. Advances from the Federal Home Loan Bank of New York increased $14.0 million, or 62%, to $36.5 million at December 31, 2002. The borrowings were utilized to finance operations.

Stockholders' Equity. Stockholders' equity increased $15.5 million, or 69.1%, from $22.4 million at December 31, 2001, to $37.9 million at December 31, 2002, due primarily to the proceeds from an initial public offering of stock and net income.

Comparison of Operating Results for Years Ended December 31, 2002 to December 31, 2001 and December 31, 2000

Analysis of Net Income

General. The Company had net income of $2.0 million, $1.9 million and $1.5 million for the years 2002, 2001 and 2000, respectively. The $129,219, or 6.8%, increase during fiscal 2002 compared to fiscal 2001 was primarily due to an increase in net interest income of $4.5 million, or 46.4%.

Interest Income. Interest income amounted to $23.4 million, $19.1 million and $17.1 million for the years ended 2002, 2001 and 2000, respectively. The $4.3 million, or 22.5%, increase during fiscal 2002 compared to fiscal 2001 was primarily due to increased interest from loans and securities.

Interest Expense. Interest expense totaled $9.0 million, $9.3 million and $8.0 million for the years ended December 31, 2002, 2001 and 2000, respectively. The $252,130, or 2.7%, decrease during fiscal 2002 compared to fiscal 2001 was primarily due to a 116 basis point drop in deposit interest rates, along with a 190 basis point drop in FHLB advance rates, during 2002. The average rates paid on interest-bearing deposits decreased from 3.39% in fiscal 2001 to 2.41% in fiscal 2002.

Net Interest Income. Net interest income amounted to $14.3 million, $9.8 million and $9.2 million for the years ended December 31, 2002, 2001 and 2000, respectively. The net interest rate margin was 4.13% in fiscal 2002 and 3.72% in fiscal 2001. The increase in margin was primarily due to a lower cost of funds (deposits and borrowings) during 2002.

Provision for Loan Losses. The Bank provided $1.1 million, $362,692 and $480,000 to the allowance for loan losses for the years ended December 31, 2002, 2001 and 2000, respectively. The allowance for loan losses was $2.2 million at 2002 fiscal year-end, $1.4 million at 2001 fiscal year-end, and $1.2 million at 2000 fiscal year-end. The 2002 provision reflects a higher balance in the loan portfolio of consumer and commercial real estate loans.

Management periodically estimates the likely level of losses to determine whether the allowance for loan losses is adequate to absorb possible losses in the existing portfolio. Based on these estimates, an amount is charged or credited to the provision for loan losses and credited or charged to the allowance for loan losses in order to adjust the allowance to a level determined to be adequate to absorb anticipated future losses. These analyses are performed monthly. There has been no significant change in the Bank's estimation methods during the current period.

While the Bank maintains its allowance for losses at a level which it considers to be adequate to provide for existing losses, there can be no assurance that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts. See Note 1 to Consolidated Financial Statements.

Other Income. Other income during the years ended December 31, 2002, 2001 and 2000 amounted to $1.7 million, $2.5 million and $1.8 million, respectively. Other income was predominantly service charges and other fees on deposit accounts. The substantial increase in other income during the year ended December 31, 2001 was primarily the result of a one-time gain on the sale of the Bank's credit card portfolio; which provided gross proceeds of $857,847 or $549,194 after tax. The balance of that sale was recorded during 2002 with gross proceeds of $66,279 or $39,807 after tax.

Other Expense. Non-interest expense totaled $11.7 million, $9.0 million and $8.2 million during the years ended December 31, 2002, 2001 and 2000. The increases in both fiscal 2002 and 2001 were due to higher operating expenses associated with expansion of the branch network, and increased marketing expenses. The principal component of other expense, compensation and employee benefits, increased to $6.1 million for fiscal 2002 from $4.8 million during fiscal 2001.

Income Tax Expense. For the years ended December 31, 2002, 2001 and 2000, the Bank incurred income tax expenses of $1.2 million, $1.0 million and $711,628, respectively. The increase in taxes reflects higher income and changes in income tax rates.

The Company and its subsidiaries file New Jersey income tax returns and are subject to a state income tax that is calculated based on federal taxable income, with certain adjustments. In July, 2002, New Jersey eliminated the 3% tax rate formerly applicable to thrift institutions located in the state. These institutions are now subject to the 9% tax rate applicable to New Jersey corporations. Such change was retroactive to January 1, 2002.

In response to the changes in New Jersey tax law, the Company organized and incorporated Synergy Capital Investments, Inc., a Synergy Bank subsidiary, on November 7, 2002. This New Jersey corporation, organized under the New Jersey Business Corporation Act, is authorized to invest in stocks, bonds, mortgages, and other investment securities, and to engage in the offering of all types of investment-related services. Corporations organized under the New Jersey Business Corporation Act are subject to a state income tax rate of 3.6% (versus the 9% rate for New Jersey savings banks). Following the incorporation of Synergy Capital Investments, Inc., the Bank transferred its investment portfolio to this company in order to minimize the impact of the revised state tax laws.

Appointment of Auditors
--------------------------------------------------------------------------------

On December 5, 2002, the Company dismissed Fontanella and Babitts, Certified Public Accountants, as the Company's independent auditors and appointed Grant Thornton LLP as its new independent auditors. The decision to change accountants was approved by the Company's Board of Directors. Fontanella and Babitts' reports on the Company's consolidated financial statements for the two fiscal years ended December 31, 2001 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with audits of the two fiscal years ended December 31, 2001 and any subsequent interim period preceding the date hereof, there were no disagreements or reportable events between the Company and Fontanella and Babitts on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Fontanella and Babitts, would have caused them to make a reference to the subject matter of the disagreements or reportable events in connection with their reports. During the two most recent fiscal years and the subsequent interim period to the date hereof, the Company did not consult with Grant Thornton LLP regarding the application of accounting principals to any transaction or as to any accounting, auditing or financial reporting issues.

The Board of Directors of the Company has appointed Grant Thornton LLP as the Company's independent auditor for the fiscal year ending December 31, 2003, subject to ratification by the Company's stockholders. A representative of Grant Thornton LLP is expected to be present at the Meeting, will have the opportunity to make a statement if he so desires, and is expected to be available to respond to appropriate questions.

Stock Price Information
--------------------------------------------------------------------------------

Since it commenced trading on September 18, 2002, the Company's common stock has traded in the over-the-counter market with quotations available on the OTC-Electronic Bulletin Board under the trading symbol "SYNF." The following table reflects high and low closing prices as reported by Nasdaq for the calendar quarter indicated. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may or may not represent actual transactions.

------------------------------------------------------------------------------
Quarter Ended                                                   High      Low
------------------------------------------------------------------------------
December 31, 2002
(beginning September 18, 2002)............................... $18.95    $12.55
------------------------------------------------------------------------------

There were 292 holders of record of the Company's common stock as of February 28, 2003. This number does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms.

The Company's ability to pay dividends to stockholders is largely dependent upon the dividends it receives from the Bank. The Bank's ability to pay dividends to the Company is restricted by federal banking regulations. To date, the Company has paid no dividends to stockholders.

Report of Independent Certified Public Accountants
--------------------------------------------------------------------------------



Board of Directors
Synergy Financial Group, Inc.

We have audited the accompanying consolidated balance sheet of Synergy Financial Group, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statement of income, retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Synergy Financial Group, Inc. and subsidiaries as of December 31, 2002, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.




/s/Grant Thornton LLP

Grant Thornton LLP
Philadelphia, Pennsylvania
February 15, 2003

Synergy Financial Group, Inc. and Subsidiaries


Consolidated Balance Sheets

----------------------------------------------------------------------------------------------------------------------------------
December 31,                                                                                              2002            2001
----------------------------------------------------------------------------------------------------------------------------------
Assets:
Cash and amounts due from banks ...................................................................   $  3,064,302    $  2,026,535
Interest-bearing deposits with banks ..............................................................      4,821,926       1,680,969
----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents .........................................................................      7,886,228       3,707,504
Investment securities available-for-sale, at fair value ...........................................     62,303,108      43,894,168
Investment securities held-to-maturity (fair value of $17,668,930 and $7,230,338, respectively) ...     17,407,365       7,152,853
Loans receivable, net .............................................................................    319,423,198     224,688,651
Accrued interest receivable .......................................................................      1,533,305       1,150,969
Property and equipment, net .......................................................................     17,646,759      11,639,424
Federal Home Loan Bank of New York stock, at cost .................................................      1,856,200       1,550,000
Cash surrender value of officer life insurance ....................................................      2,109,678       2,051,079
Other assets ......................................................................................      1,109,869       1,127,950
----------------------------------------------------------------------------------------------------------------------------------
  Total assets ....................................................................................   $431,275,710    $296,962,598
==================================================================================================================================
Liabilities:
Deposits ..........................................................................................   $354,141,633    $249,813,341
Federal Home Loan Bank of New York advances .......................................................     36,455,639      22,500,000
Advance payments by borrowers for taxes and insurance .............................................      1,414,339       1,045,625
Accrued interest payable on advances ..............................................................        165,157         174,188
Other liabilities .................................................................................      1,226,793       1,039,073
----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities ...............................................................................    393,403,561     274,572,227
----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
Preferred stock; $0.10 par value, authorized 2,000,000 shares; none issued and outstanding ........             --              --
Common stock; $0.10 par value, authorized 18,000,000 shares; issued 2002 - 3,344,252; 2001 - 100...        334,425              10
Additional paid-in capital ........................................................................     13,643,090          99,990
Retained earnings .................................................................................     24,446,145      22,315,215
Unearned ESOP shares ..............................................................................     (1,125,007)             --
Accumulated other comprehensive income (loss) .....................................................        573,496         (24,844)
----------------------------------------------------------------------------------------------------------------------------------
  Total stockholders' equity ......................................................................     37,872,149      22,390,371
----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity ......................................................   $431,275,710    $296,962,598
==================================================================================================================================

The accompanying notes are an integral part of these statements.

Synergy Financial Group, Inc. and Subsidiaries

Consolidated  Statements  of  Income

--------------------------------------------------------------------------------------------------------------
Year  ended  December  31,                                               2002           2001          2000
--------------------------------------------------------------------------------------------------------------
Interest income:
  Loans, including fees ...........................................   $20,190,795    $15,989,486   $14,246,605
  Investment securities ...........................................     2,950,002      2,595,329     2,689,335
  Other ...........................................................       217,706        486,509       183,563
--------------------------------------------------------------------------------------------------------------
    Total interest income .........................................    23,358,503     19,071,324    17,119,503
--------------------------------------------------------------------------------------------------------------
Interest expense:
  Deposits ........................................................     7,322,040      7,463,442     5,827,132
  Borrowed funds ..................................................     1,722,194      1,832,922     2,131,728
--------------------------------------------------------------------------------------------------------------
    Total interest expense ........................................     9,044,234      9,296,364     7,958,860
--------------------------------------------------------------------------------------------------------------
    Net interest income before provision for loan losses ..........    14,314,269      9,774,960     9,160,643
--------------------------------------------------------------------------------------------------------------
Provision for loan losses .........................................     1,077,394        362,692       480,000
--------------------------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses ...........    13,236,875      9,412,268     8,680,643
--------------------------------------------------------------------------------------------------------------
Other income:
  Service charges and other fees on deposit accounts ..............     1,112,053        884,585       753,559
  Net gains on sales of loans .....................................       118,005        888,137            --
  Net (losses) gains on sales of investments ......................        (6,250)         4,596            --
  Commissions .....................................................       249,459        270,166       614,683
  Other ...........................................................       247,136        467,403       402,258
--------------------------------------------------------------------------------------------------------------
    Total other income ............................................     1,720,403      2,514,887     1,770,500
--------------------------------------------------------------------------------------------------------------
Other expenses:
  Salaries, wages and employee benefits ...........................     6,104,598      4,843,916     4,418,953
  Premises and equipment ..........................................     2,650,928      2,264,544     2,037,306
  Occupancy .......................................................     1,290,672        903,565       746,124
  Professional services ...........................................       383,849        301,086       281,326
  Marketing .......................................................       733,080        363,573       321,907
  Other operating .................................................       562,646        324,798       403,667
--------------------------------------------------------------------------------------------------------------
    Total other expenses ..........................................    11,725,773      9,001,482     8,209,283
--------------------------------------------------------------------------------------------------------------
    Income before income tax expense ..............................     3,231,505      2,925,673     2,241,860
--------------------------------------------------------------------------------------------------------------
Income tax expense ................................................     1,200,575      1,023,962       711,628
--------------------------------------------------------------------------------------------------------------
    Net income ....................................................   $ 2,030,930    $ 1,901,711   $ 1,530,232
==============================================================================================================
Per share of common stock:
  Basic earnings ..................................................            NM             --            --
  Diluted earnings ................................................            NM             --            --
==============================================================================================================

The accompanying notes are an integral part of these statements.

Synergy Financial Group, Inc. and Subsidiaries

Consolidated  Statement of Changes in Stockholders' Equity

------------------------------------------------------------------------------------------------------------------------------------
Years ended December 31, 2002 and 2001
------------------------------------------------------------------------------------------------------------------------------------
                                                     Common stock                             Accumulated
                                                  ----------------    Additional   Unearned      other
                                                  Shares      Par      paid-in     Retained       ESOP      comprehensive    Total
                                                  issued     value     capital     earnings      shares     income (loss)   equity
                                                  ------     -----     -------     --------      ------     -------------   ------
Balance at January 1, 2000.....................        -- $     --  $        -- $19,083,272  $        --     $(887,071) $18,196,201
  Net income...................................        --       --           --   1,530,232           --            --    1,530,232
  Other comprehensive income, net of
    reclassification adjustment and taxes .....        --       --           --          --           --       635,697      635,697
------------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income ....................                                                                           2,165,929
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000...................        --       --           --  20,613,504           --      (251,374)  20,362,130
  Net income...................................        --       --           --   1,901,711           --            --    1,901,711
  Other comprehensive income, net of
    reclassification adjustment and taxes .....        --       --           --          --           --       226,530      226,530
------------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income ....................                                                                           2,128,241
------------------------------------------------------------------------------------------------------------------------------------
  Distribution to capitalize Mutual Holding
    Company and Stock Holding Company..........       100       10       99,990    (200,000)          --            --     (100,000)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001...................       100       10       99,990  22,315,215                    (24,844)  22,390,371
  Net income...................................        --       --           --   2,030,930           --            --    2,030,930
  Other comprehensive income, net of
    reclassification adjustment and taxes .....        --       --           --          --           --       598,340      598,340
------------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income ....................                                                                           2,629,270
------------------------------------------------------------------------------------------------------------------------------------
  Net proceeds of stock offering and
    issuance of common stock .................. 3,344,152  334,415   13,525,582     100,000           --            --   13,959,997
  Common stock acquired by
    ESOP (116,380 shares) .....................        --       --           --          --   (1,163,800)           --   (1,163,800)
  Common stock held by ESOP committed
    to be released (3,879 shares)..............        --       --       17,518          --       38,793            --       56,311
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2002................... 3,344,252 $334,425  $13,643,090 $24,446,145  $(1,125,007)     $573,496  $37,872,149
====================================================================================================================================

The accompanying notes are an integral part of this statement.

Synergy Financial Group, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

------------------------------------------------------------------------------------------------------------------------------------
Year Ended December  31,                                                                 2002            2001            2000
------------------------------------------------------------------------------------------------------------------------------------
Operating activities:
  Net income ....................................................................   $  2,030,930    $  1,901,711    $  1,530,232
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization ...............................................        944,088         735,525         682,485
    Provision for loan losses ...................................................      1,077,394         362,692         480,000
    Deferred income taxes .......................................................       (336,625)        (34,163)        (33,566)
    Amortization of deferred loan fees ..........................................         12,853        (123,200)       (201,379)
    Amortization of premiums on investment securities ...........................        337,588          83,292          38,510
    Net loss (gain) on sale of investment securities ............................          6,250          (4,596)              -
    Gain on sale of loans .......................................................       (118,005)       (888,137)              -
    Release of ESOP shares ......................................................         56,311               -               -
    Increase in accrued interest receivable .....................................       (382,336)         (8,796)       (129,632)
    Increase (decrease) in other assets .........................................         38,771        (165,419)        (34,326)
    Increase (decrease) in other liabilities ....................................        187,720         282,848        (474,763)
    Increase in cash surrender value of officer life insurance ..................        (58,599)       (108,879)        (99,260)
    Increase (decrease) in accrued interest payable on advances .................         (9,031)        (75,424)        120,952
------------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities .................................      3,787,309       1,957,454       1,879,253
------------------------------------------------------------------------------------------------------------------------------------
Investing activities:
  Purchase of investment securities held-to-maturity ............................    (15,216,746)     (6,000,000)              -
  Purchase of investment securities available-for-sale ..........................    (49,198,802)    (36,904,849)              -
  Maturity and principal repayments of investment securities held-to-maturity ...      4,899,575      11,057,847       1,323,653
  Maturity and principal repayments of investment securities available-for-sale .     29,396,282      18,290,474       7,782,195
  Purchase of property and equipment ............................................     (6,951,421)     (7,219,863)       (909,566)
  (Purchase) redemption of FHLB Stock ...........................................       (306,200)        435,000        (635,000)
  Proceeds from sale of investment securities available-for-sale ................      2,036,425       1,010,000               -
  Loan originations, net of principal repayments ................................    (87,384,348)    (48,322,808)    (23,192,590)
  Purchase of loans .............................................................    (13,684,618)     (3,998,072)     (3,011,250)
  Proceeds from sale of loans ...................................................      5,352,426      17,378,810               -
------------------------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities .....................................   (131,057,427)    (54,273,461)    (18,642,558)
------------------------------------------------------------------------------------------------------------------------------------
Financing activities:
  Net increase in deposits ......................................................    104,328,292      58,669,836      10,200,059
  Net advances from (repayments to) Federal Home Loan Bank ......................     13,955,639      (9,000,000)      9,800,000
  Increases in advance payments by borrowers for taxes and insurance ............        368,714         314,930          12,883
  Net proceeds from issuance of common stock ....................................     13,959,997               -               -
  Purchase of common stock for ESOP .............................................     (1,163,800)              -               -
  Capitalization of Mutual Holding Company ......................................              -        (100,000)              -
------------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by financing activities .................................    131,448,842      49,884,766      20,012,942
------------------------------------------------------------------------------------------------------------------------------------
      Net (decrease) increase in cash and cash equivalents ......................      4,178,724      (2,431,241)      3,249,637
Cash and cash equivalents at beginning of year ..................................      3,707,504       6,138,745       2,889,108
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year ........................................   $  7,886,228    $  3,707,504    $  6,138,745
====================================================================================================================================
Supplemental disclosure of cash flow information:
  Cash paid during the year for income taxes ....................................   $  1,528,583    $  1,058,125    $    918,440
====================================================================================================================================
  Interest paid on deposits and borrowed funds ..................................   $  9,053,265    $  9,375,965    $  7,830,995
====================================================================================================================================

The accompanying notes are an integral part of these statements.

Synergy Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements

December 31, 2002 and 2001

NOTE A - Summary of Significant Accounting Policies

As part of a reorganization and stock offering completed on September 17, 2002 and described more fully in note B, Synergy Financial Group, Inc. (the "Company") was formed as a federally-chartered corporation and parent of Synergy Bank, formerly known as Synergy Federal Savings Bank (the "Bank").

The Bank has sixteen office locations, including its main office, and provides a range of financial services to individuals and corporate customers through its branch network located throughout Middlesex, Monmouth, Morris and Union counties in New Jersey. Although the Bank offers numerous services, its lending activity has concentrated primarily on residential and commercial real estate-secured loans within New Jersey. Additionally, a significant concentration of loans and deposits continue to be associated with employees of the Bank's former credit union sponsor organization, a pharmaceutical research and manufacturing company.

The Bank competes with other banking and financial institutions in its primary market communities. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for savings and time deposits and loans. Such institutions, as well as consumer financial and insurance companies, may be considered competitors of the Bank with respect to one or more of the services it renders. On January 10, 2003, the Bank acquired all of the net assets of First Bank of Central Jersey for a cash purchase price of approximately $2.1 million.

The Bank is subject to regulations of certain federal agencies and, accordingly, it is periodically examined by those regulatory authorities. As a consequence of the regulation of commercial banking activities, the Bank's business is particularly susceptible to being affected by future federal legislation and regulations.

1. Basis of Financial Statement Presentation

The accounting policies followed by the Company conform to accounting principles generally accepted in the United States of America and to predominant practice within the banking industry.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, the Bank and Synergy Financial Services, Inc. ("SFSI"). All significant intercompany accounts and transactions have been eliminated in consolidation.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the balance sheets, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The principal estimates that are susceptible to significant change in the near term relate to the allowance for loan losses. The evaluation of the adequacy of the allowance for loan losses includes an analysis of the individual loans and overall risk characteristics and size of the different loan portfolios, and takes into consideration current economic and market conditions, the capability of specific borrowers to pay specific loan obligations, as well as current loan collateral values. However, actual losses on specific loans, which also are encompassed in the analysis, may vary from estimated losses.

Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for the way business enterprises report information about operating segments in annual financial statements. The Bank has one operating segment and, accordingly, has one reportable segment, "Community Banking." All of the Bank's activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Bank supports the others. For example, commercial lending is dependent upon the ability of the Bank to fund itself with retail deposits and other borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential mortgage lending. Accordingly, all significant operating decisions are based upon analysis of the Bank as one operating segment.

2. Investment Securities

Investment securities which are held for indefinite periods of time, which management intends to use as part of its asset/liability strategy, or which may be sold in response to changes in interest rates, changes in prepayment risk, increases in capital requirements, or other similar factors are classified as available-for-sale and are carried at fair value. Net unrealized gains and losses for such securities, net of tax, are required to be recognized as a separate component of shareholders' equity and excluded from determination of net income. Gains or losses on disposition are based on the net proceeds and cost of the securities sold, adjusted for amortization of premiums and accretion of discounts, using the specific identification method.

3. Loans and Allowance for Loan Losses

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal, reduced by unearned income and an allowance for loan losses. Interest on loans is calculated based upon the principal amount outstanding. The Company defers and amortizes certain origination and commitment fees, and certain direct loan origination costs over the contractual life of the related loans. This results in an adjustment of the related loan's yield. Accrual of interest is stopped on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The Company accounts for its impaired loans in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. Accordingly, a non-residential real estate loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reason for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

Large groups of smaller  balance  homogenous  loans  (residential  mortgages and consumer installment loans) are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumers and residential loans for impairment disclosures.

The Company accounts for its transfers and servicing financial assets in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 140 revises the standards for accounting for the securitizations and other transfers of financial assets and collateral.

At December 31, 2002 and 2001, the Bank servicing loans portfolio approximated $13,000,000 and $18,000,000, respectively.

On July 6, 2001, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 102, Selected Loan Loss Allowance Methodology and Documentation Issues. SAB No. 102 provides guidance on the development, documentation, and application of a systematic methodology for determining the allowance for loans and leases in accordance with US GAAP and is effective upon issuance. SAB No. 102 did not have a material impact on the Company's financial position or results of operations.

4. Premises and Equipment

Buildings, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization computed by the straight-line method over the estimated useful lives of the assets.

On January 1, 2002, the Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 retains the existing requirements to recognize and measure the impairment of long-lived assets to be held and used or to be disposed of by sale. SFAS No. 144 changes the requirements relating to reporting the effects of a disposal or discontinuation of a segment of a business. The adoption of this statement did not have an impact on the financial condition or results of operations of the Company.

5. Income Taxes

The Company accounts for income taxes under the liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. The principal types of differences between assets and liabilities for financial statement and tax return purposes are allowance for loan losses, deferred loan fees, deferred compensation and investment securities available-for-sale.

6. Other Real Estate Owned

Other real estate owned is recorded at the lower of cost or estimated fair market value less costs of disposal. When property is acquired, the excess, if any, of the loan balance over fair market value is charged to the allowance for possible loan losses. Periodically thereafter, the asset is reviewed for subsequent declines in the estimated fair market value. Subsequent declines, if any, and holding costs, as well as gains and losses on subsequent sale, are included in the consolidated statements of income.

7. Stock-Based Compensation

The Company has established an Employee Stock Ownership Plan ("ESOP") covering eligible employees with one year of service, as defined by the ESOP. The Company accounts for the ESOP in accordance with the American Institute of Certified Public Accountants' Statement of Position (SOP) 93-6, Employers' Accounting for Employee Stock Ownership Plans. SOP 93-6 addresses the accounting for shares of stock issued to employees by an ESOP. SOP 93-6 requires that the employer record compensation expense in the amount equal to the fair value of shares committed to be released from the ESOP to employees.

Compensation expense for the ESOP is recorded at an amount equal to the shares allocated by the ESOP multiplied by the average fair market value of the shares during the year. The Company recognizes compensation expense ratably over the year for the ESOP shares to be allocated based upon the Company's current estimate of the number of shares expected to be allocated by the ESOP during each calendar year. The difference between the average fair market value and the cost of the shares allocated by the ESOP is recorded as an adjustment to additional paid-in-capital.

8. Earnings Per Share

The Company calculates earnings per share under the provisions of SFAS No. 128, Earnings Per Share. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. ESOP shares committed to be released are considered outstanding while unallocated ESOP shares are not considered outstanding.

Earnings per share is not presented for the period from September 17, 2002 (the date of conversion to a stock company) though December 31, 2002 as the earnings per share calculation for that period is not meaningful. Earnings per share are not presented for the periods prior to the conversion to stock form since the Bank was a mutual savings bank and no stock was outstanding.

9. Advertising Costs

It is the Company's policy to expense advertising costs in the period in which they are incurred.

10. Comprehensive Income

The Company reports comprehensive income, which includes net income as well as certain other items, which results in a change to equity during the period.

---------------------------------------------------------------------------------------------------------------------------------
                                December 31, 2002                      December 31, 2001                   December 31, 2000
---------------------------------------------------------------------------------------------------------------------------------
                          Before     Tax          Net of       Before        Tax          Net of    Before      Tax        Net of
                           tax     (expense)        tax          tax       (expense)       tax       tax      (expense)     tax
                          amount    benefit        amount       amount      benefit       amount    amount     benefit     amount
---------------------------------------------------------------------------------------------------------------------------------
Unrealized gains on
  investment securities:
  Unrealized holding
    gains arising
    during period .... $ 917,869  $ (323,530)   $ 594,339    $ 358,438   $ (128,967)   $ 229,471 $ 992,965  $ (357,268) $ 635,697
  Less reclassification
    adjustment for
    gains (losses)
    realized in net
    income ...........    (6,250)      2,249       (4,001)       4,596       (1,655)       2,941        --          --         --
---------------------------------------------------------------------------------------------------------------------------------
Other comprehensive
  income (loss), net.. $ 924,119  $ (325,779)   $ 598,340    $ 353,842   $ (127,312)   $ 226,530 $ 992,965  $ (357,268) $ 635,697
=================================================================================================================================


11. Reclassifications

Certain 2001 and 2000 amounts have been reclassified to conform to the 2002 consolidated financial statement presentation.

NOTE B - Reorganizational and Stock Offering

The Company is a federally chartered corporation that was organized in 2001 for the purpose of acquiring all of the capital stock of the Bank upon completion of the Bank's reorganization from a mutual savings bank into a mutual holding company ("MHC") structure.

The overall MHC reorganization was a change in legal organization and form, not a change in enterprise. Specifically, SFAS No. 141 excludes from the definition of business combination, any transfer by an enterprise of its net assets to a newly-formed corporate entity chartered by the existing enterprise and a transfer of net assets and an exchange of shares between enterprises under common control. Accordingly, absent classification as a business combination as defined under SFAS No. 141, the basis of MHC's assets and liabilities subsequent to the reorganization will remain unchanged from the Bank's pre-existing historical basis.

In 2002, the Company offered for sale 43.5% of the shares of its common stock in an offering fully subscribed for by eligible depositors of the Bank (the Offering). The remaining 56.5% of the Company's shares of common stock were issued to Synergy, MHC (MHC), a federally chartered mutual holding company incorporated in 2001. The reorganization and Offering were completed on September 17, 2002. Prior to that date, the Company had not engaged in any significant business. Completion of the Offering resulted in the issuance of 3,344,152 shares of common stock, 1,889,402 shares (56.5%) of which were issued to the MHC and 1,454,750 shares (43.5%) of which were sold to eligible depositors of the Bank at $10.00 per share. Costs related to the Offering
(primarily marketing fees paid to an underwriting firm, professional fees, registration fees, and printing and mailing costs) aggregated approximately $687,000 and have been deducted to arrive at net proceeds of approximately $13,960,000 from the Offering. The Company contributed 43% of the net proceeds of the Offering to the Bank for general corporate use.

NOTE C - Investment Securities

The amortized cost, gross unrealized gains and losses, and fair value of the Bank's investment securities available-for-sale and held-to-maturity are as follows:

--------------------------------------------------------------------------------------
December 31, 2002
--------------------------------------------------------------------------------------
                                                     Gross        Gross
                                      Amortized    unrealized   unrealized
                                        cost         gains        losses    Fair value
--------------------------------------------------------------------------------------
Available-for-sale:
  Equity securities ..............  $    11,005     $      -    $     883  $    10,122
  Mortgage-backed securities:
    FHLMC ........................   21,140,544      266,685            -   21,407,229
    FNMA .........................   40,266,600      619,157            -   40,885,757
--------------------------------------------------------------------------------------
      Total available-for-sale ...  $61,418,149     $885,842    $     883  $62,303,108
======================================================================================
Held-to-maturity:
  Mortgage-backed securities:
    FHLMC ........................  $ 3,249,166     $ 18,884    $       -  $ 3,268,050
    FNMA .........................   11,395,355      124,106            -   11,519,461
    GNMA .........................    2,762,844      138,575            -    2,901,419
--------------------------------------------------------------------------------------
      Total held-to-maturity .....  $17,407,365     $281,565    $       -  $17,668,930
======================================================================================


--------------------------------------------------------------------------------------
December 31, 2001
--------------------------------------------------------------------------------------
                                                     Gross        Gross
                                      Amortized    unrealized   unrealized
                                        cost         gains        losses    Fair value
--------------------------------------------------------------------------------------
Available-for-sale:
  Mortgage-backed securities:
    FHLMC ........................  $24,608,937     $179,289     $192,830  $24,595,396
    FNMA .........................   19,324,038      133,670      158,936   19,298,772
--------------------------------------------------------------------------------------
      Total available-for-sale ...  $43,932,975     $312,959     $351,766  $43,894,168
======================================================================================
Held-to-maturity:
  Mortgage-backed securities:
    FNMA .........................  $ 2,458,294     $ 37,104     $      -  $ 2,495,398
    GNMA .........................    4,694,559       40,381            -    4,734,940
--------------------------------------------------------------------------------------
      Total held-to-maturity .....  $ 7,152,853     $ 77,485     $      -  $ 7,230,338
======================================================================================

The amortized cost and fair value of investment securities available-for-sale and held-to-maturity, by contractual maturity, at December 31, 2002 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

------------------------------------------------------------------------------------------
                                          Available-for-sale         Held-to-maturity
------------------------------------------------------------------------------------------
                                      Amortized cost  Fair value Amortized cost Fair value
------------------------------------------------------------------------------------------
Due in one year or less ..............  $   122,011  $   122,799  $         -  $         -
Due after one through five years .....   15,444,248   15,653,121      727,275      744,837
Due after five through ten years .....   15,960,937   16,451,129    6,358,939    6,415,566
Due after ten years ..................   29,879,948   30,065,937   10,321,151   10,528,528
Marketable equity securities and other       11,005       10,122            -            -
------------------------------------------------------------------------------------------
                                        $61,418,149  $62,303,108  $17,407,365  $17,668,931
==========================================================================================

Proceeds from the sales of investment securities during 2002, 2001 and 2000, were approximately $2,006,000, $1,010,000 and $-0-, respectively. Gross gains realized on those sales were $-0-, $5,000 and $-0- in 2002, 2001 and 2000, respectively, gross losses were approximately $6,250 in 2002, $-0- in 2001 and $-0- in 2000. As of December 31, 2002 and 2001, investment securities with a book value of $291,000 and $131,000, respectively, were pledged to secure public deposits and for other purposes as provided by law.

NOTE D - Loans Receivable

Major classifications of loans are as follows:
--------------------------------------------------------------------------------
December 31,                                            2002            2001
--------------------------------------------------------------------------------
Mortgages:
  Residential, 1-4 family .........................$202,324,763    $148,825,720
  Residential, multi-family .......................  18,069,633       5,281,089
  Non-residential .................................  30,316,788      13,762,776
Automobile ........................................  66,267,820      52,206,307
Credit card .......................................     135,617          30,075
Other loans .......................................   4,454,255       6,032,858
--------------------------------------------------------------------------------
                                                    321,568,876     226,138,825
Deferred loan fees and costs.......................      84,913         (78,353)
Allowance for loan losses .........................  (2,230,591)     (1,371,821)
--------------------------------------------------------------------------------
                                                   $319,423,198    $224,688,651
================================================================================


A summary of the activity in the allowance for loan losses is as follows:
--------------------------------------------------------------------------------

Year ended December 31,                      2002          2001          2000
--------------------------------------------------------------------------------
Balance, beginning of period............ $1,371,821    $1,176,248    $  994,941
Provision for loan losses ..............  1,077,394       362,692       480,000
Recoveries .............................    216,491       250,256       196,341
Loans charged-off ......................   (435,115)     (417,375)     (495,034)
--------------------------------------------------------------------------------
Balance, end of period ................. $2,230,591    $1,371,821    $1,176,248
================================================================================

Loan balances on which the accrual of interest has been discontinued amounted to approximately $449,000 and $71,000 at December 31, 2002 and 2001, respectively. If interest on these loans had been accrued, interest income would have increased by approximately $17,000 and $ 2,000, respectively. As of December 31, 2002 and 2001, there were no loans past due 90 days or more, which are not on a non-accrual status.

The Bank's policy is to consider non-accrual loans in excess of $300,000 as impaired. As defined, there were no impaired loans as of December 31, 2002 and 2001, respectively.

In the normal course of business, the Company makes loans to certain officers, directors and their related interests. All loan transactions entered into between the Company and such related parties were made on the same terms and conditions as transactions with all other parties. In management's opinion, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The balance of these loans at December 31, 2002, was approximately $1,999,000. In 2002, new loans to these individuals amounted to approximately $1,562,000.

NOTE E - Property and Equipment

-------------------------------------------------------------------------------------------
                                                   Estimated
                                                   useful life        2002          2001
-------------------------------------------------------------------------------------------
Land ............................................. Indefinite     $ 2,703,904   $   782,370
Building and improvements ........................ 3 to 40 years   10,985,815     2,230,102
Furniture, equipment and automobiles.............. 3 to 12 years    5,595,950     4,284,051
Leasehold improvements............................ 3 to 15 years    3,027,515     1,886,910
Property held for future office sites............. Indefinite         375,541     6,553,894
-------------------------------------------------------------------------------------------
                                                                   22,688,725    15,737,327
Less accumulated depreciation and amortization....                 (5,041,966)   (4,097,903)
-------------------------------------------------------------------------------------------
                                                                  $17,646,759   $11,639,424
===========================================================================================

NOTE F - Deposits

--------------------------------------------------------------------------------
                                                            2002          2001
--------------------------------------------------------------------------------
Demand accounts:
  Non-interest-bearing .............................  $ 39,076,492  $ 31,147,966
  Interest-bearing .................................    47,917,101    40,810,786
--------------------------------------------------------------------------------
                                                        86,993,593    71,958,752
Savings and club accounts ..........................    64,827,870    56,816,270
Certificates of deposit under $100,000..............   131,462,965    88,718,219
Certificates of deposit over $100,000...............    70,857,205    32,320,100
--------------------------------------------------------------------------------
                                                      $354,141,633  $249,813,341
================================================================================

The scheduled maturities of certificates of deposit are as follows (in thousands):

--------------------------------------------------------------------------------
2003 ................................................................   $152,856
2004.................................................................     40,023
2005.................................................................      5,720
2006.................................................................      1,022
2007.................................................................      2,318
Thereafter ..........................................................        381
--------------------------------------------------------------------------------
                                                                        $202,320
================================================================================

Interest expense on deposits is as follows:

--------------------------------------------------------------------------------
Year ended December 31,                          2002        2001        2000
--------------------------------------------------------------------------------
Demand ....................................  $  783,714  $1,038,124  $1,130,613
Savings ...................................     765,125     972,501   1,095,182
Certificates of deposit....................   5,773,201   5,452,817   3,601,337
--------------------------------------------------------------------------------
                                             $7,322,040  $7,463,442  $5,827,132
================================================================================

NOTE G - Federal Home Loan Bank of New York Advances

At December 31, 2002, advances from the Federal Home Loan Bank (FHLB) totaling approximately $36,455,600 will mature within one to eight years and are reported as long-term borrowings. The advances are collateralized by FHLB stock and certain first mortgage loans and mortgage-backed securities. These advances had a weighted average interest rate of 4.2%. Unused overnight lines of credit at the FHLB was approximately $14.7 million at December 31, 2002. Outstanding borrowings mature as follows (in thousands):


--------------------------------------------------------------------------------
2003.................................................................    $11,811
2004.................................................................      8,905
2005.................................................................      2,740
2006.................................................................          -
2007.................................................................      4,000
Thereafter ..........................................................      9,000
--------------------------------------------------------------------------------
                                                                         $36,456
================================================================================

NOTE H - Benefit Plans

1. Profit Sharing Retirement Plan

The Company had a profit sharing plan which covered eligible employees and included an employees' thrift savings plan established under the provisions of the Internal Revenue Code Section 401(k). Contributions to the profit sharing plan were at the discretion of the Board of Directors. The Company's profit sharing retirement plan expense amounted to $216,000, $214,000 and $196,000, for the years ended December 31, 2002, 2001 and 2000, respectively. This plan was replaced by the Board of Directors on September 21, 2002 with an Employee Stock Ownership Plan ("ESOP") as discussed below.

2. Supplemental Executive Retirement Plans

The Company established a Supplemental Executive Retirement Plan ("SERP") for the benefit of its chief executive officer. In connection therewith, the Company purchased a life insurance policy to satisfy its benefit obligation thereunder. This policy is held within a rabbi trust. The cash surrender value of the life insurance policy related to the SERP was approximately $2,110,000 and $2,051,000, at December 31, 2002 and 2001, respectively. Annual accruals for expense are paid to a trust for the benefit of the chief executive officer. The present value of future benefits is being accrued over the term of employment. SERP expense for the years ended, December 31, 2002, 2001 and 2000, amounted to approximately $22,000, $20,000, $17,000, respectively.

On January 1, 2002 the Company adopted a SERP for the benefit of other executive officers. This plan requires an annual accrual equal to ten percent of each participants' base salary to be credited to the plan reserve. Plan expense amounted to approximately $35,000 for the year ended December 31, 2002.

3. Phantom Stock Plan

Prior to the reorganization and stock offering as described in note B, the Company maintained a phantom stock and phantom option plan for the benefit of its chief executive officer. Under the plan, the chief executive was awarded phantom stock and options, the value of which is determined annually based upon a valuation of the Company assuming it was a stock company. Plan expense for the years ended December 31, 2002, 2001 and 2000 amounted to approximately $8,300, $11,000 and $11,000, respectively. The phantom stock and phantom option plan for the benefit of the chief executive officer was replaced by a deferred compensation plan in September, 2002. The Plan expenses for the year ended December 31, 2002 were approximately $4,700.

4. Employee Stock Ownership Plan

On September 24, 2002, the Board of Directors approved an Employee Stock Ownership Plan ("ESOP") that became effective January 1, 2002. The Plan is designed to provide eligible employees the advantage of ownership of Company stock. Employees are eligible to participate in the Plan after reaching age twenty-one, completion of one year of service and working at least one thousand hours of consecutive service during the year. Contributions are allocated to eligible participants on the basis of compensation.

The ESOP borrowed $1,163,800 from the Company to finance the purchase of 116,380 shares in connection with the initial public offering. The loan is payable in annual installments over ten years and bears interest at 4.75% per annum with interest payable quarterly. The loan can be prepaid without penalty. Loan payments are principally funded by cash contributions from the Bank, subject to federal tax law limits.

Shares used as collateral to secure the loan are released and available for allocation to eligible employees as the principal and interest on the loan is paid. Employees become fully vested in their ESOP account after five years of service. Dividends on unallocated shares are generally applied towards payment of the loan. ESOP shares committed to be released are considered outstanding in determining earnings per share.

At December 31, 2002, the ESOP held 112,501 unallocated shares at an aggregate cost of $1,125,007; the market value of such shares at that date was approximately $1,859,000. For the year ended December 31, 2002, $56,311 was charged to compensation and employee benefits expense based on the commitment to release 3,879 shares to eligible employees.

NOTE I - Income Taxes

The components of income taxes are summarized as follows:

--------------------------------------------------------------------------------
Year ended December 31,                    2002          2001          2000
--------------------------------------------------------------------------------
Current tax expense:
  Federal income ...................   $1,202,726    $  964,912     $ 667,545
  State income .....................      334,474        93,213        77,649
--------------------------------------------------------------------------------
                                        1,537,200     1,058,125       745,194
--------------------------------------------------------------------------------
Deferred tax (benefit) expense:
  Federal income ...................     (222,908)      (27,132)      (30,455)
  State income .....................     (113,717)       (7,031)       (3,111)
--------------------------------------------------------------------------------
                                         (336,625)      (34,163)      (33,566)
--------------------------------------------------------------------------------
                                       $1,200,575    $1,023,962     $ 711,628
================================================================================

A reconciliation of income taxes computed at the statutory federal income tax rate to the reported income tax expense is as follows:

--------------------------------------------------------------------------------------------------------------
Year ended December 31,                                                    2002          2001          2000
--------------------------------------------------------------------------------------------------------------
Expected federal income tax expense ................................   $1,098,712    $  994,729     $ 762,232
Increase (decrease) in federal income tax expense resulting from
  State income tax, net of federal income tax effect ...............      145,699        56,880        49,195
  Other, net........................................................      (43,836)      (27,647)      (99,799)
--------------------------------------------------------------------------------------------------------------
                                                                       $1,200,575    $1,023,962     $ 711,628
==============================================================================================================

Deferred tax assets and liabilities consisted of the following:

--------------------------------------------------------------------------------
December 31,                                                   2002        2001
--------------------------------------------------------------------------------
Deferred loan fees, net of costs .......................   $(98,416)   $(26,560)
Allowance for loan losses ..............................    581,374     196,392
Depreciation ...........................................    120,972     101,782
Unrealized loss on available-for-sale securities........   (311,816)     13,963
Other ..................................................      9,794       5,485
--------------------------------------------------------------------------------
  Net deferred tax asset ...............................   $301,908    $291,062
================================================================================

NOTE J - Fair Value of Financial Instruments

SFAS No. 107 requires disclosure of the estimated fair value of an entity's assets and liabilities considered to be financial instruments. For the Bank, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. However, many such instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Therefore, the Bank had to use significant estimates and present value calculations to prepare this disclosure, as required by SFAS No. 107. Accordingly, the information presented below does not purport to represent the aggregate net fair value of the Bank.

Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

Estimated fair values have been determined by the Bank using what management believes to be the best available data and an estimation methodology suitable for each category of financial instruments. The estimation methodologies used, the estimated fair values, and recorded book balances at December 31, 2002 and 2001 are set forth below.

For cash and due from banks and interest-bearing deposits with banks, the recorded book values of approximately $7,886,000 and $3,708,000 are deemed to approximate fair values at December 31, 2002 and 2001, respectively. The estimated fair values of investment and mortgage-backed securities are based on quoted market prices, if available. If quoted market prices are not available, the estimated fair values are based on quoted market prices of comparable instruments.

The fair values of loans are estimated based on a discounted cash flow analysis using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. The carrying value of accrued interest is deemed to approximate fair value.

------------------------------------------------------------------------------------------------
                                                       2002                         2001
------------------------------------------------------------------------------------------------
                                                     Carrying   Estimated   Carrying  Estimated
                                                       amount   fair value   amount   fair value
------------------------------------------------------------------------------------------------
(Dollars in thousands)
Investment securities............................ $     78,826  $ 79,972    $ 51,047   $ 51,125
Federal Home Loan Bank stock ....................        1,856     1,856       1,550      1,550
Loans receivable ................................      321,569   332,740     226,061    226,290
Cash surrender value of officer life insurance ..        2,110     2,110       2,051      2,051
================================================================================================

The estimated fair values of demand deposits (i.e., interest- and non-interest-bearing checking accounts, passbook savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. The fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly time deposit maturities. The carrying amount of accrued interest payable approximates its fair value.

--------------------------------------------------------------------------------
                                            2002                  2001
--------------------------------------------------------------------------------
                                     Carrying  Estimated   Carrying  Estimated
                                       amount  fair value   amount   fair value
-------------------------------------------------------------------------------
(Dollars in thousands)
Time deposits......................  $202,320   $206,047   $121,038   $122,531
FHLB advances .....................    36,456     36,456     22,500     22,500
===============================================================================

The fair value of commitments to extend credit is estimated based on the amount of unamortized deferred loan commitment fees. The fair value of letters of credit is based on the amount of unearned fees plus the estimated cost to terminate the letters of credit. Fair values of unrecognized financial instruments including commitments to extend credit and the fair value of letters of credit are considered immaterial.

NOTE K - Financial Instruments With Off-Balance-Sheet Risk

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and unused lines of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial commitments to extend credit and unused lines of credit are represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The Bank had the following approximate off-balance-sheet financial instruments whose contract amounts represent credit risk:

--------------------------------------------------------------------------------
                                                                 2002      2001
--------------------------------------------------------------------------------
(Dollars in thousands)
Commitments to grant loans.............................       $ 31,456  $ 38,948
Unfunded commitments under lines of credit.............         12,898     8,767
--------------------------------------------------------------------------------
                                                              $ 44,354  $ 47,715
================================================================================

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but primarily includes residential real estate located in New Jersey and the New York metropolitan area.

NOTE L - Commitments and Contingent Liabilities

1. Lease Commitments

Future approximate lease payments under non-cancelable operating leases are due as follows (in thousands):

--------------------------------------------------------------------------------
2003..................................................................... $  414
2004.....................................................................    456
2005.....................................................................    483
2006.....................................................................    477
2007.....................................................................    435
Thereafter ..............................................................  3,503
--------------------------------------------------------------------------------
                                                                          $5,768
================================================================================

Total rent expense was approximately $426,000, $376,000 and $332,000 for the years ended December 31, 2002, 2001 and 2001, respectively.

The Company maintains six office locations within the corporate facilities of the Company's former credit union sponsor organization. The Company makes no rental payments for these branch locations. The locations are occupied pursuant to a written agreement that provides for two-year terms that are automatically renewed upon expiration unless written notice of termination is given by either party.

2. Other

In the normal course of business, the Company and the Bank have been named as defendants in certain lawsuits. Although the ultimate outcome of these suits cannot be ascertained at this time, it is the opinion of management that the resolutions of such suits will not have a material adverse effect on the consolidated financial position or results of operation of the Company.

NOTE M - Condensed Financial Information - Parent Corporation Only

Condensed financial  information for Synergy Financial Group
(Parent Corporation only) follows (in thousands):

Condensed Balance Sheets
--------------------------------------------------------------------------------------------------------
December 31, ....................................................................      2002       2001
--------------------------------------------------------------------------------------------------------
Assets:
  Cash and cash equivalents......................................................   $ 8,610    $   100
  Investment in subsidiaries, at equity .........................................    30,956     22,295
  Other assets ..................................................................        98         23
--------------------------------------------------------------------------------------------------------
    Total assets ................................................................   $39,664    $22,418
========================================================================================================
Liabilities and Stockholders' Equity:
  Loan payable to Bank for ESOP .................................................   $ 1,135    $     -
  Other liabilities .............................................................       657         28
  Stockholders' equity ..........................................................    37,872     22,390
--------------------------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity ..................................   $39,664    $22,418
========================================================================================================

Condensed Statements of Income
--------------------------------------------------------------------------------------------------------
Year ended December 31,                                                                2002       2001
--------------------------------------------------------------------------------------------------------
Income:
  Equity in undistributed net earnings of subsidiaries ..........................  $  2,068    $ 1,907
--------------------------------------------------------------------------------------------------------
    Total income ................................................................     2,068      1,907
--------------------------------------------------------------------------------------------------------
Expenses:
  Other expenses ................................................................        37          5
--------------------------------------------------------------------------------------------------------
    Total expenses ..............................................................        37          5
--------------------------------------------------------------------------------------------------------
    Net Income ..................................................................  $  2,031    $ 1,902
========================================================================================================

Condensed Statements of Cash Flows
--------------------------------------------------------------------------------------------------------
Year ended December 31,                                                                2002       2001
--------------------------------------------------------------------------------------------------------
Operating Activities:
  Net income ....................................................................  $  2,031    $ 1,902
  Adjustments to reconcile net income to net cash provided by operating activities:
    Equity in undistributed income of subsidiary ................................    (2,068)    (1,907)
    Amortization, depreciation and other ........................................        73          -
    Increase in other assets ....................................................       (75)       (23)
    Increase in other liabilities ...............................................       629         28
--------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities .................................       590          -
--------------------------------------------------------------------------------------------------------
Investing Activities:
  Additional investment in subsidiaries .........................................    (6,000)         -
--------------------------------------------------------------------------------------------------------
      Net cash used in investing activities .....................................    (6,000)         -
--------------------------------------------------------------------------------------------------------
Financing Activities:
  Net proceeds from issuance of common stock ....................................    13,960        100
  Repayments of Bank loan for ESOP ..............................................       (29)         -
  Purchase of investment securities available-for-sale ..........................       (11)         -
--------------------------------------------------------------------------------------------------------
      Net cash provided by financing activities .................................    13,920        100
--------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents .......................................     8,510        100
Cash and cash equivalents at beginning of year ..................................       100          -
--------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year ........................................  $  8,610    $   100
========================================================================================================

NOTE N - Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (the OTS). Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications under the prompt corrective action guidelines are also subject to the qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital (as defined) to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes that the Bank meets all capital adequacy requirements to which it is subject.

As  of  December  31,  2002,  the  Bank  is  considered  well-capitalized  under regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios, as set forth in the table below. There are no conditions or events that management believes have changed the institution's prompt corrective action category.

The Bank's actual capital amounts and ratios are as follows:

OTS Requirements
------------------------------------------------------------------------------------------------------------------------
December 31, 2002:
------------------------------------------------------------------------------------------------------------------------
                                                                                                       Regulatory
                                                                               Minimum           for classification as
                                                     Bank actual           capital adequacy        well-capitalized
------------------------------------------------------------------------------------------------------------------------
                                                   Amount     Ratio        Amount       Ratio      Amount        Ratio
------------------------------------------------------------------------------------------------------------------------
Total risk-based capital
(to risk-weighted assets).....................  $32,535,000   11.17%    $23,294,000      8.00%  $29,118,000      10.00%
Tier I capital
  (to risk-weighted assets) ..................   30,305,000   10.41%            N/A        N/A   17,471,000       6.00%
Tier I capital (to adjusted total assets) ....   30,305,000    7.01%      6,482,000      1.50%          N/A        N/A
Tangible capital (to adjusted total assets) ..   30,305,000    7.01%      6,482,000      1.50%          N/A        N/A
========================================================================================================================

------------------------------------------------------------------------------------------------------------------------
December 31, 2001:
------------------------------------------------------------------------------------------------------------------------
                                                                                                       Regulatory
                                                                               Minimum           for classification as
                                                     Bank actual           capital adequacy        well-capitalized
------------------------------------------------------------------------------------------------------------------------
                                                   Amount     Ratio        Amount       Ratio      Amount        Ratio
------------------------------------------------------------------------------------------------------------------------
Total risk-based capital
  (to risk-weighted assets)...................  $23,592,000   12.00%    $15,731,000     8.00%    $19,663,000    10.00%
Tier I capital (to risk-weighted assets)......   22,220,000   11.30%            N/A      N/A      11,798,000     6.00%
Tier I capital (to adjusted total assets).....   22,220,000    7.48%     11,883,000     4.00%     14,853,000     5.00%
Tangible capital (to adjusted total assets) ..   22,220,000    7.48%      4,456,000     1.50%            N/A      N/A
========================================================================================================================

The Company's Annual Report for the Year Ended December, 31, 2002 filed with the Securities Exchange Commission on Form 10-KSB without exhibits is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write the Secretary of the Company at 310 North Avenue East, Cranford, New Jersey 07016. Copies of any exhibits to the Form 10-KSB are available at cost.

Board of Directors
------------------
Synergy Financial Group, Inc. and Synergy Bank
Kenneth S. Kasper* (Chairman)
Nancy A. Davis*
Magdalena M. De Perez
John S. Fiore*+
David H. Gibbons, Jr.*
Paul T. LaCorte*
George Putvinski*
W. Phillip Scott*
Albert N. Stender*

*  Also a director of Synergy Financial Services, Inc.
+  Chairman of Synergy Financial Services, Inc.

General Counsel
---------------
Peter J. Liska, LLC
Tinton Falls, New Jersey

Independent Auditors
--------------------
Grant Thornton, LLP
Philadelphia, Pennsylvania

Officers
--------
Synergy Financial Group, Inc.
John S. Fiore.......................President and Chief Executive Officer
Kevin M. McCloskey..................Senior Vice President and
                                    Chief Operating Officer
Kevin A. Wenthen....................Senior Vice President, Chief
                                    Administrative Officer and Secretary
Ralph A. Fernandez..................Vice President and
                                    Chief Financial Officer

Synergy Bank
John S. Fiore.......................President and Chief Executive Officer
Kevin M. McCloskey..................Senior Vice President and
                                    Chief Operating Officer
Kevin A. Wenthen....................Senior Vice President, Chief
                                    Administrative Officer and Secretary
Ralph A. Fernandez..................Vice President and
                                    Chief Financial Officer
Linda A. Douglas....................Vice President
Mariann Jeffers.....................Vice President
Janice L. Ritz......................Vice President
Angelo E. Verrone...................Vice President
Carmen A. Anastase..................Assistant Vice President
Mary Beth Gorecki...................Assistant Vice President
Edward P. Hassenkamp................Assistant Vice President
Edmund Mizerek......................Assistant Vice President
Veronica R. Senecke.................Assistant Vice President

Synergy Financial Services, Inc.
Kevin A. Wenthen....................President, Chief Executive Officer
                                    and Secretary
Teresa A. Lowe......................Senior Vice President
Ralph A. Fernandez..................Treasurer
Kevin M. McCloskey..................Assistant Secretary

Full-Service Branch Offices
---------------------------
Clark................................315 Central Avenue, Clark, New Jersey
Cranford.............................310 North Avenue East, Cranford, New Jersey
Freehold.............................101 Barkalow Avenue, Freehold, New Jersey
Iselin...............................1162 Green Street, Iselin, New Jersey
Kenilworth...........................15 Market Street, Kenilworth, New Jersey
Linden...............................225 North Wood Avenue, Linden, New Jersey
Matawan..............................168-170 Main Street, Matawan, New Jersey
Monroe...............................337 Applegarth Road, Monroe, New Jersey
Morganville..........................473 Route 79, Morganville, New Jersey
North Brunswick......................1727 Route 130, North Brunswick, New Jersey
Old Bridge...........................3665 Route 9 North, Old Bridge, New Jersey
Union................................1887 Morris Avenue, Union, New Jersey

--------------------------------------
Synergy Bank and Synergy Financial Services, Inc. are wholly-owned subsidiaries of Synergy Financial Group, Inc.